QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

OPINION

Western Gas Resources, Inc.
1099 18th Street, Suite 1200
Denver, CO 80202

May 31, 2005

Western Gas Resources, Inc.
1099 18th Street, Suite 1200
Denver, Colorado 80202

Ladies and Gentlemen:

        I am the general counsel for Western Gas Resources, Inc., a Delaware corporation (the "Corporation"), and am delivering this opinion in connection with the preparation of the Registration Statement on Form S-8 of the Corporation (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission"), relating to the registration by the Corporation of an aggregate of 4,000,000 shares of the Corporation's common stock, par value $.10 per share, together with the Series A Junior Participating Preferred Stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the "Common Stock"), to be issued pursuant to the Corporation's 2005 Stock Incentive Plan (the "Stock Incentive Plan").

        This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        I have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan. I have also reviewed the Registration Statement.

        This opinion is limited to the federal law of the United States of America, the laws of the State of Colorado and the General Corporation Law of the State of Delaware, and I disclaim any opinion as to the laws of any other jurisdiction. I further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

        Based upon and subject to the foregoing, I advise you that, in my opinion, the shares of Common Stock issuable pursuant to the Stock Incentive Plan have been duly authorized by the Corporation and, when issued by the Corporation in accordance with the provisions of the Stock Incentive Plan, will have been validly issued and will be fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. As of May 31, 2005, I owned 14,828 shares of Common Stock and options to purchase 182,529 shares of Common Stock.

Respectfully submitted,
/s/ JOHN C. WALTER John C. Walter, Esquire General Counsel

QuickLinks

  Exhibit 5.1
OPINION